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                                                                                        Exhibit 12(b)

                             Aon Corporation and Consolidated Subsidiaries
                               Combined With Unconsolidated Subsidiaries
                      Computation of Ratio of Earnings to Combined Fixed Charges
                                     and Preferred Stock Dividends


                                            First Quarter Ended
                                                 March 31,              Years Ended December 31,
                                           ----------------- ------------------------------------------
 (millions except ratios)                    1999     1998    1998     1997    1996     1995     1994
                                           -------- -------- ------- -------- -------  ------- --------
 Income from continuing operations
    before provision for income taxes (1)   $   96   $  238  $  931   $  542  $  446   $  458   $  397

 ADD BACK FIXED CHARGES:

    Interest on indebtedness                    21       20      87       70      45       56       46

    Interest on ESOP                             -        1       2        3       4        5        6

    Portion of rents representative of
      interest factor                           13       11      51       44      29       21       29

                                            -------  ------- -------  ------- -------  -------  -------
         INCOME AS ADJUSTED                 $  130   $  270  $ 1,071  $  659  $  524   $  540   $  478
                                            =======  ======= =======  ======= =======  =======  =======


FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:

    Interest on indebtedness                $   21   $   20  $   87   $   70  $   45   $   56   $   46

    Preferred stock dividends                   17       17      70       82      29       38       48

                                            -------  ------- -------  ------- -------  -------  -------
         Interest and dividends                 38       37     157      152      74       94       94

    Interest on ESOP                             -        1       2        3       4        5        6

    Portion of rents representative of
       interest factor                          13       11      51       44      29       21       29


         TOTAL FIXED CHARGES AND PREFERRED -------  ------- -------  ------- -------  -------  -------
             STOCK DIVIDENDS                $   51   $   49  $  210   $  199  $  107   $  120   $  129
                                            =======  ======= =======  ======= =======  =======  =======

 RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED STOCK DIVIDENDS (2)   2.5      5.5     5.1      3.3     4.9      4.5      3.7
                                            =======  ======= =======  ======= =======  =======  =======

 RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED STOCK DIVIDENDS (3)   5.7                       4.2     5.8
                                            =======                   ======= =======

(1) Income from continuing operations before provision for income taxes and minority interest includes special charges of $163 million for the first quarter ended March 31, 1999 and $172 million and $90 million for the years ended December 31, 1997 and 1996, respectively.

(2) Included in total fixed charges and preferred stock dividends are $16 million for the first quarters ended March 31, 1999 and 1998, and $66 million and $64 million for the years ended December 31, 1998 and 1997, respectively, of pretax distributions on the 8.205% mandatorily redeemable preferred capital securities which are classified as "minority interest" on the condensed consolidated statements of operations.

(3) The calculation of this ratio of earnings to fixed charges reflects the exclusion of special charges from the income from continuing operations before provision for income taxes component for the first quarter ended March 31, 1999 and for the years ended December 31, 1997 and 1996, respectively.

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